Exhibit 10.10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

February 23, 2020

Robin Harper Cowie

[***]

[***]

Dear Robin:

This letter updates and revises your offer letter of March 11, 2011.

This confirms that effective April 1, 2017 you were appointed as the Chief Financial Officer of the Company.

Compensation: Your base salary was raised on April 1, 2017 to $20,000 per month, or $240,000 annualized, less all deductions and withholdings. Your base salary was raised February 16, 2019 to $22,083.33 per month, or $265,000 annualized, less all deductions and withholdings. Pursuant to recent discussions, effective the beginning of the first month after a successful IPO, your salary will be further adjusted to $24,166.66 per month or $290,000 annually. The Company may modify your compensation from time to time in its sole discretion.

Bonus: Effective with the raise in the base salary on February 16, 2019 your bonus potential, as outlined in the original agreement will remain at 50% of your base salary. Consistent with the previous offer letter, such bonus, if any, will be paid after the close of the Company’s financial year, after validation and approval from the Company’s Compensation Committee and Board of Directors that relevant objectives have been achieved, and provided the Company has the financial wherewithal to pay. To be eligible for any Bonus, you must be employed by the Company at the time any Bonus amount is to be paid. Bonuses are not earned until they are approved in writing by the Board of Directors of the Company.

Termination of Employment: You and Biodesix each acknowledge that either party has the right to terminate your employment with Biodesix at any time for any reason whatsoever, with or without cause or advance notice, subject only to the following:

a. Resignation, Termination for Cause or due to Death or Disability. In the event you resign your employment with Biodesix, or your employment is terminated by Biodesix for Cause or due to death or disability, the Company’s obligation to make payments hereunder shall cease, except that the Company shall pay you or, as applicable, your heirs or assigns, any salary earned but unpaid prior to such termination, any reimbursable business expenses that were incurred but not reimbursed as of the date of your last day of employment, and, if applicable, all accrued but unused vacation. Vesting of any unvested stock options or other equity securities shall cease on your last date of employment.

b. Termination by the Company without Cause. If your employment with the Company is terminated by the Company without Cause, including but not limited to a termination following a Change in Control (as defined in the Company’s 2016 Equity Incentive Plan) or, following a Change in Control, subject to your compliance with the obligations set forth below, you will receive the following Severance Benefits: (i) Severance Payments. Base salary continuation for a period of six (6) months following the effective date of the Release (the “Severance Payments”), less standard deductions and withholdings; and (ii) COBRA Reimbursement. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending twelve (12) months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. Furthermore, any Change of Control which results in a change of position will trigger the accelerated vesting of 100% of the options then granted to you.

c. Release Requirement. The Severance Benefits are conditional upon (a) you delivering to the Company and making effective an irrevocable a general release of all claims in favor of the Company, in a form reasonably acceptable to the Company (the “Release”), which release shall be effective not later than 45 days following the date of the applicable termination or resignation; and (b) your continued compliance with the Release including any cooperation, non-disparagement or confidentiality provisions contained therein and continuing to comply with your obligations under the CIIA, including non-solicit provisions thereof.

d. Cause. As used in this Agreement, “Cause” means the occurrence of one or more of the following: (a) failure to perform your assigned duties or responsibilities as a service provider which continues beyond thirty (30) days after a written demand for substantial performance is delivered to you by the Company; (b) engaging in any act of dishonesty, fraud or misrepresentation that has caused, might reasonably have been expected to cause, or is reasonably likely to cause in the future, material harm to the Company, including material reputational harm to the Company; (c) violation of any federal or state law or regulation applicable to the business of the Company or its affiliates and such violation has caused, might reasonably have been expected to cause, or is reasonably likely to cause in the future, material harm to the Company; (d) material breach of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); or (e) being charged by a law enforcement agency with any felony.

Code 409A Compliance. To the extent any payments or benefits pursuant to this offer letter Agreement are paid from the date of termination of your employment through March 15 of the calendar year following such termination, such Severance Payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations, (b) are paid following said March 15, such Severance Payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, (c) represent the reimbursement or payment of costs for outplacement services, such payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and to qualify for the exception from deferred compensation pursuant to Section 1.409A-1(b)(9)(v)(A), and (d) are in excess of the amounts specified above, such Severance Payments shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until 6 months after your separation from service if you are a “specified employee” within the meaning of such section of the Code at the time of such separation from service. In the event that a six month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period, you shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).

Miscellaneous: This letter states updates the terms and conditions of your employment and modifies the initial offer letter dated March 11, 2011 and attached here as Attachment A. All terms from the previous Letter not otherwise modified herein (or in the normal course pursuant to the terms) remain in full force and effect. In the event of any disagreement between the two letters, this letter will prevail.

Sincerely,

/s/ David Brunel
David Brunel

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